UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SKILLED HEALTHCARE GROUP, INC.

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April 2, 2010

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Skilled Healthcare Group, Inc. to be held on May 4, 2010, at 2:00 P.M. local time, at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three-year term; (ii) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for director and ratification of the Audit Committee’s selection of our independent registered public accounting firm are in Skilled Healthcare Group, Inc.’s best interests and in the best interests of its stockholders, and, accordingly, recommends a vote “FOR” the election of the three nominees for director and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. You may vote by completing and mailing the enclosed proxy card or the voting instruction form provided by your broker or other nominee. This will ensure your shares are represented at the annual meeting.

Sincerely,

Roland G. Rapp
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.

27442 Portola Parkway, Suite 200

Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 4, 2010

To the stockholders of Skilled Healthcare Group, Inc.:

We will hold our annual meeting of stockholders at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610, on May 4, 2010, at 2:00 P.M. local time, for the following purposes:

1.	To elect Boyd W. Hendrickson, Robert M. Le Blanc and Michael E. Boxer as directors with a three-year term expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 22, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or voting instruction form. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting instruction form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding your voting rights.

By Order of the Board of Directors,

Roland G. Rapp
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Skilled Healthcare Group, Inc., a Delaware corporation, for use at the 2010 annual meeting of stockholders to be held on Tuesday, May 4, 2010, at 2:00 P.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, “Skilled Healthcare”, “we,” “us” and “our” mean Skilled Healthcare Group, Inc., unless otherwise indicated. We intend to mail this proxy statement and accompanying proxy card on or about April 2, 2010 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at Courtyard by Marriott, located at 27492 Portola Parkway, Foothill Ranch, California, 92610.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2010. Our proxy statement and our 2009 annual report to stockholders are available on our website address at www.skilledhealthcaregroup.com/proxy. This website address contains the following documents: the notice of the annual meeting, this proxy statement, a proxy card sample and the 2009 annual report to stockholders. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 22, 2010. You are entitled to one vote for each share of class A common stock held and ten votes for each share of class B common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Solutions, Inc. online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the three nominees for director and “FOR” ratification of the selection of our independent registered public accounting firm.

The enclosed proxy gives Jose C. Lynch and Roland G. Rapp, or either of them, discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the annual meeting.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Skilled Healthcare Group, Inc.

27442 Portola Parkway, Suite 200

Foothill Ranch, California 92610

Attn: Secretary

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 22, 2010, 20,806,007 shares of our class A common stock and 17,000,668 shares of our class B common stock were outstanding and entitled to vote. Holders of our class A common stock are entitled to one vote per share held, and holders of our class B common stock are entitled to ten votes per share held. Thus, a total of 190,812,687 votes may be cast on each proposal. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that The New York Stock Exchange, or the NYSE, determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or nominee with this proxy statement.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the three nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. Your broker is not entitled to vote on the election of directors without your instruction. As a result, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

For Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus broker non-votes are generally not expected to result from the vote on Proposal 2.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com or write to: Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610, Attn: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in our periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws provide that the exact number of directors shall be set by our board of directors. Our board of directors has set the current number of authorized directors at nine members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting, Class III, consists of three directors, Boyd W. Hendrickson, Robert M. Le Blanc and Michael E. Boxer.

Board Nominees

Based upon the recommendation of our Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Boyd W. Hendrickson, Robert M. Le Blanc and Michael E. Boxer for re-election as directors to our board of directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at the close of our 2013 annual meeting, or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Composition of the Board of Directors

Set forth below is information as of March 22, 2010 regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date. There are no family relationships among any directors.

Name	Age	Position	Director Since	Term Expires
Boyd W. Hendrickson	65	Chairman of the Board, Chief Executive Officer and Director	2003	2010
Jose C. Lynch(3)	40	President, Chief Operating Officer and Director	2005	2012
Robert M. Le Blanc(2)	43	Lead Director	2005	2010
Michael E. Boxer(1)	48	Director	2006	2010
M. Bernard Puckett(1)(2)	65	Director	2008	2011
Linda Rosenstock, MD(3)	59	Director	2009	2012
Glenn S. Schafer(1)(2)	60	Director	2006	2011
William C. Scott	73	Director	1998	2011
Michael D. Stephens(2)(3)	67	Director	2007	2012

(1)	Current member of the Audit Committee of our board of directors
(2)	Current member of the Compensation Committee of our board of directors
(3)	Current member of the Corporate Governance, Quality and Compliance Committee of our board of directors

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 22, 2010.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders

Boyd W. Hendrickson, 65, Chairman of the Board, Chief Executive Officer and Director. Mr. Hendrickson has served as our Chief Executive Officer and Chairman of the Board since December 2005, having served as our Chief Executive Officer since April 2002 and as a member of our board of directors since August 2003. Since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry.

Prior to joining us, Mr. Hendrickson served as President and Chief Executive Officer of Evergreen Healthcare, Inc., an operator of long-term healthcare facilities, from January 2000 to April 2002. From 1988 to January 2000, Mr. Hendrickson served in various senior management roles, including President and Chief Operating Officer, of Beverly Enterprises, Inc., one of the nation’s then largest long-term healthcare companies, where he also served on the board of directors. Mr. Hendrickson was also co-founder, President and Chief Operating Officer of Care Enterprises, and Chairman and Chief Executive Officer of Hallmark Health Services. Mr. Hendrickson also serves on the board of directors of LTC Properties, Inc., a publicly traded real estate investment trust that invests primarily in the long-term care sector of the healthcare industry.

Mr. Hendrickson’s knowledge of all aspects of our business and his historical understanding of our operations, combined with his nearly 40 years of experience as an executive in the long-term healthcare industry and governance experience, position him well to serve as our Chairman and Chief Executive Officer. His demonstrated leadership capabilities set the tone for an educated and efficient board of directors. Additionally, by serving in the roles of Chief Executive Officer and Chairman of the Board, Mr. Hendrickson is able to effectively bridge the interests of management and the board of directors, ensuring that both groups act with a common purpose and strategy.

Robert M. Le Blanc, 43, Lead Director. Mr. Le Blanc joined our board of directors in October 2005. Since 1999, Mr. Le Blanc has served as Managing Director of Onex Corporation, a diversified investment corporation and our largest stockholder. Mr. Le Blanc serves as a Director of Magellan Health Services, Inc., a NASDAQ-listed diversified specialty healthcare management organization, as well as Res-Care, Inc., a NASDAQ-listed human service company for the disabled, Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers, First Berkshire Hathaway Life, Emergency Medical Services Corporation., a NYSE-listed provider of emergency medical services in the United States, Cypress Insurance Group, Inc., a full service insurance agency, The Warranty Group, a provider of warranty and service contracts and a subsidiary of Onex, Carestream Health, Inc., a provider of medical and dental imaging systems, and Connecticut Children’s Medical Center.

Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric.

Mr. Le Blanc’s breadth of experience on the boards of directors of several large public companies in the healthcare services industry underscores his tremendous contribution of operational knowledge and leadership skills to our board of directors. Mr. Le Blanc’s various directorships, including his service on the governance and compensation committees of several public companies, have provided him with valuable experience in crafting solutions to the complex issues faced by public companies operating within a dynamic regulatory and political environment.

Michael E. Boxer, 48, Director. Mr. Boxer has served as a member of our board of directors since April 2006. Mr. Boxer has served as President of The Enterprise Group, Ltd., a health care financial advisory firm, since July 2008. Mr. Boxer is also Chairman of the Board of the Jack and Jill Late Stage Cancer Foundation.

Previously, Mr. Boxer served as the Chief Financial Officer of HealthMarkets, Inc., a provider of health and life insurance products to individuals and small groups from September 2006 until June 2008. From March 2005 to September 2006, Mr. Boxer was the President of The Enterprise Group, Ltd. Mr. Boxer was the Executive Vice President and Chief Financial Officer of Mariner Health Care, Inc., a provider of skilled nursing and long-term health care services, from January 2003 until its sale in December 2004. From July 1998 to December 2002, Mr. Boxer served as Senior Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceuticals company. Prior to his tenure at Watson, Mr. Boxer was an investment banker at Furman Selz, LLC, a New York-based investment bank.

Mr. Boxer’s extensive financial and senior management experience, particularly as a Chief Financial Officer of several large companies, enables him to contribute financial expertise and insight to our board of directors. Mr. Boxer’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules. Coupled with his hands-on experience as a leading executive at a health care financial advisory firm and a skilled nursing and long-term health care services company, Mr. Boxer possesses a practical understanding of our operations and business model that allows him to effectively communicate issues to the rest of our board of directors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

M. Bernard Puckett, 65, Director. Mr. Puckett has served as a member of our board of directors since February 2008. Mr. Puckett also serves as a member of the board of directors of Direct Insite Corporation, a global provider of electronic invoice presentment and payment.

Mr. Puckett served as a director of IMS Health Incorporated, a leading provider of information to the pharmaceutical industry, from 1998 until IMS Health’s acquisition by investment funds managed by TPG Capital and the CPP Investment Board in February 2010. Prior to joining our board of directors, Mr. Puckett served as a director of Openwave Systems, a NASDAQ-listed worldwide leader of open IP-based communication infrastructure software and applications to the wireless communications industry, beginning in November 2000 and as Chairman of the Board from October 2002 until September 2007. From January 1994 to January 1996, Mr. Puckett was with Mobile Telecommunications Technologies, a telecommunications firm, serving most recently as its President and Chief Executive Officer. Prior to that, Mr. Puckett served as Senior Vice President of Strategy and Business Development for IBM Corp.

Mr. Puckett contributes considerable executive management and directorial experience to our board of directors stemming from his directorships at IMS Health Incorporated, Direct Insite Corporation and Openwave Systems and his executive leadership experience at Openwave Systems and IBM. His experience leading companies in a wide range of industries speaks to Mr. Puckett’s versatility and ability to adapt to a company’s operational needs as they evolve.

Glenn S. Schafer, 60, Director. Mr. Schafer has served as a member of our board of directors since April 2006. Since December 2007, Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager. He also has served on the board of directors of Beckman Coulter, Inc., a NYSE-listed diagnostics and medical device company, since 2002 and became Lead Independent Director in February 2010. Mr. Schafer currently serves on the audit committee of Janus Capital Group.

Previously, Mr. Schafer held various executive capacities at Pacific Life Insurance Company, a provider of life insurance products, annuities and mutual funds, having served as Vice Chairman from April 2005 until his retirement on December 31, 2005, President and a director since 1995, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. Mr. Schafer also served as a director of Scottish Re Group Limited, a publicly traded (OTC) global life reinsurance specialist, from 2001 to 2005 and 2007 to 2008.

Mr. Schafer brings financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies to our board of directors. His experience as President and Chief Financial Officer of Pacific Life Insurance Company allows for the contribution of valuable management and financial insight to the board of directors and provides him with a keen understanding of the interplay between our operations and financial results. Mr. Schafer’s experience at Pacific Life, overseeing a wide array of that company’s financial products, coupled with his current experience on the audit committee of Janus Capital Group, provide the foundation for applying his knowledge to the day-to-day responsibilities of our Audit Committee.

William C. Scott, 73, Director. Mr. Scott has served as a member of our board of directors since March 1998 and served as our Chairman of the Board from March 1998 until April 2005.

Mr. Scott held various positions with Summit Care Corporation, which we acquired in March 1998, beginning in December 1985, including Chief Executive Officer and Chief Operating Officer. Mr. Scott served as our Chairman of the Board at the time of the filing of our voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2001. Mr. Scott served as Senior Vice President of Summit Health, Ltd., Summit’s former parent company, from December 1985 until its acquisition by OrNda Healthcorp. in April 1994.

Mr. Scott’s over 38 years of management experience in the healthcare industry combined with his long-standing history with Skilled Healthcare, its predecessor and Summit Care provide him with a wealth of institutional knowledge and a deep and unique understanding of our operations and industry, including an understanding of the manner in which we have overcome past challenges. Having a balance of operational and governance experience additionally allows Mr. Scott to act as a bridge between management and the board of directors.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Jose C. Lynch, 40, President, Chief Operating Officer and Director. Mr. Lynch has served as our President and Chief Operating Officer and a member of our board of directors since December 2005. Since 2005, Mr. Lynch has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry.

Prior to that, Mr. Lynch served as our President since February 2002. During his more than 17 years of executive experience in the nursing home industry, he served as Senior Vice President of Operations and Corporate Officer for the Western Region of Mariner Post-Acute Network, a long-term care company. Previous to that, Mr. Lynch also served as Regional Vice President of Operations for the Western Region of Mariner Post-Acute Network.

Mr. Lynch contributes critical operational knowledge to our board of directors as a result of his experiences leading various operational divisions of long-term care companies, which helps to inform other board members about our business model and the interplay between our operational strategy and financial results. Mr. Lynch brings vitality and fresh ideas to both our management team and board of directors by ensuring that our board of directors stays abreast of innovative developments in our industry.

Linda M. Rosenstock, M.D., M.P.H., 59, Director. Dr. Rosenstock has served as a member of our board of directors since November 2009. Dr. Rosenstock has served as Dean of the University of California Los Angeles School of Public Health and Associate Dean of the UCLA School of Medicine since November 2000.

Dr. Rosenstock has also served as a Professor of Environmental Health Services in the School of Public Health and a Professor of Medicine in the School of Medicine at UCLA since November 2000. Dr. Rosenstock is an Honorary Fellow of the Royal College of Physicians as well as an elected member of the National Academy of Science’s Institute of Medicine. Dr. Rosenstock currently serves as the Chair of the Association of Schools of Public Health, is a member of the board of directors of The Health Effects Institute and serves as Immediate Past-President of the Society of Medical Administrators.

Prior to joining UCLA, Dr. Rosenstock served as the Director of the National Institute for Occupational Safety and Health (NIOSH) from April 1994 to November 2000. Dr. Rosenstock received her M.D. and M.P.H. from Johns Hopkins University and completed her residency at the University of Washington.

Dr. Rosenstock’s depth of experience in medicine provides an ideal combination of knowledge about the industry in which we operate and the patients who benefit from our services. Her role at the helm of several educational institutions and programs speaks to her demonstrated leadership capabilities. Dr. Rosenstock’s former role at NIOSH provides her with a unique governmental perspective that is crucial to an understanding of the highly regulated and ever-changing environment in which we operate our business.

Michael D. Stephens, 67, Director. Mr. Stephens has served as a member of our board of directors since July 2007. Mr. Stephens is also the chairman of the board of directors of Cal Optima, a MediCal managed care health plan, and is a member of the boards of directors of Norcal Mutual Insurance Company, a mutual medical professional liability carrier, Health Forum, a publishing subsidiary of the American Hospital Association, National Health Foundation, a national not for profit organization supporting healthcare to the underserved population, the George Hoag Family Foundation, a private family foundation, the Share Ourselves Free Clinic, a not for profit community medical clinic and the YMCA of Orange County, a not for profit community service organization.

From September 1975 to his retirement in February 2006, Mr. Stephens served as President and Chief Executive Officer of Hoag Memorial Hospital Presbyterian in Newport Beach, California. Prior to this position he was the Administrator of the Greenville General Division of the Greenville Hospital System in Greenville, South Carolina.

Mr. Stephens’ breadth of experience leading organizations in various facets of the healthcare industry for over 35 years contributes a well-rounded understanding of the environment in which we operate. From his experience running a large and complex hospital system to directing several non-profit organizations focused on serving the healthcare needs of underserved populations, a medical professional liability insurance company and a managed care health plan, Mr. Stephen’s experience represents the gamut of our healthcare system’s components. He is uniquely positioned to identify issues for consideration by our board of directors and propose solutions to the challenges we face.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller. See “— Code of Business Conduct and Ethics.” Our guidelines and code of conduct can be found in the investor information — corporate governance section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Leadership Structure

Our Chairman and Chief Executive Officer roles have been combined since December 2005. Our board of directors has determined that balancing the combined role of Chairman and Chief Executive Officer with a lead director position is most appropriate for our company at this time. This structure is also appropriate in light of our status as a “controlled company” under NYSE rules, with more than 50% of our voting power held by one stockholder. The combined Chairman and Chief Executive Officer role provides the optimum avenue for promoting accountability among senior management and directors. Mr. Hendrickson’s in-depth knowledge of our operations and the market in which we compete, coupled with his ability to promote effective communication between the board and management, results in consistent leadership and an alignment of strategic objectives between our board of directors and business teams.

Our Board consists of five independent directors, as defined by New York Stock Exchange standards. To promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation, which sessions are presided over by Mr. Le Blanc, who is our presiding non-employee director (also referred to as our lead director). As lead director, Mr. Le Blanc is able to set the agenda of the executive sessions and take any follow-up action as he deems necessary.

In addition to the Lead Director’s role with respect to executive sessions, the lead director position serves to provide oversight of the board. Mr. Le Blanc serves as Managing Director of Onex Corporation, our largest and a majority stockholder. Having a lead director structure also maximizes the opportunity for each director to contribute his or her input at board meetings by enabling Mr. Le Blanc to field questions from and track issues raised by other directors in between and during meetings. In this fashion, Mr. Le Blanc is able to serve as an intermediary between non-management directors and the rest of the board and helps to ensure that all material issues are given due consideration.

The board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization.

Board Independence

We are a “controlled company” within the meaning of NYSE Listed Company Manual Section 303A. Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is independent. We have adopted the definition of “independence” as described under NYSE Listed Company Manual Section 303A.02.

For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationship with us. Our board of directors has established guidelines to assist it in determining director independence, which conforms to the independence requirements in the NYSE listing requirements. In addition to applying these guidelines, our board of directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Our board of directors makes and publicly discloses its independence determination for each director when the director is first elected to our board of directors and annually thereafter for all directors.

In accordance with our guidelines, our board of directors undertook its annual review of director independence in February 2010. During this review, our board of directors considered transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considered that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated, none of which approached the thresholds set forth in our corporate governance guidelines. In making its independence determinations, our board of directors considered all relationships between us and the director and the director’s family members, including:

•

Boyd W. Hendrickson currently serves as our Chief Executive Officer. Mr. Hendrickson is also a member of the board of directors for LTC Properties, Inc., which owns five skilled nursing facilities in New Mexico that are leased and operated by several of our affiliated companies. Mr. Hendrickson also serves as a managing member and holds a 30% beneficial ownership interest in Executive Search Solutions, LLC, a provider of recruiting services to the healthcare services industry, which we use to provide us with qualified candidates based on our specified criteria.

•

Jose C. Lynch currently serves as our President and Chief Operating Officer. Mr. Lynch also serves as a managing member and holds a 30% beneficial ownership interest in Executive Search Solutions, LLC (described in the first bullet point above).

•

Robert M. Le Blanc currently serves as the Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, our largest stockholder. We pay Onex Partners Manager LP $500,000 annually for corporate finance and strategic planning consulting services.

•	William C. Scott is currently employed with us on a part-time basis assessing potential acquisition opportunities and advising on other miscellaneous matters.

•

Michael D. Stephens currently serves as Chairman of the Board of Cal-Optima, an integrated healthcare system that administers health insurance programs for Orange County children, low-income families, and persons with disabilities. Mr. Stephens abstains from voting on matters brought before either board that relate to the other entity or in the case of Cal-Optima’s board, that relate to skilled nursing facility payments in any way.

Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of other relationships considered by our board of directors and more detail regarding our arrangement with Executive Search Solutions, LLC. As a result of this review, our board of directors has determined that Dr. Rosenstock and each of Messrs. Boxer, Puckett, Schafer and Stephens is an independent member of our board of directors under the independence standards established in our corporate governance guidelines and the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence. John M. Miller, an independent director, served on our board of directors until our 2009 annual meeting of stockholders on May 7, 2009. Mr. Miller did not stand for re-election as a director to our board of directors at the 2009 annual meeting.

Board Meetings

Our board of directors held twelve meetings during fiscal year 2009. During fiscal year 2009, all directors attended at least 75% of the combined total of (i) all board meetings (while such director was a member of our board) and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members and executive officers, establishes the agenda for each board meeting and distributes it in advance to each member of our board of directors. Each board member is free to suggest the inclusion of items on the agenda. Our board of directors regularly meets in executive session without management present. Mr. Le Blanc has been appointed our presiding non-employee director to preside at such executive sessions. We have a policy that our directors will make reasonable efforts to attend the annual meeting of stockholders. Eight of the nine board members attended the 2009 annual meeting of stockholders.

Committees of the Board of Directors

Our board of directors maintains a standing Audit Committee, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees please visit the investor information — corporate governance section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

We are a “controlled company” as that term is set forth in Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power is held by Onex Corporation. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that the Corporate Governance, Quality and Compliance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Corporate Governance, Quality and Compliance Committee and the Compensation Committee. We elect to be treated as a controlled company and thus utilize some of these exemptions, as described below. Although we currently have a board of directors comprised of a majority of independent directors, beginning in May 2009, with Mr. Miller not standing for re-election at our 2009 annual meeting of stockholders, through the appointment of Dr. Rosenstock to our board of directors in November 2009, we did not have a board comprised of a majority of independent directors. Furthermore, our Corporate Governance, Quality and Compliance Committee and Compensation Committee are not composed entirely of independent directors.

The membership of our committees as of the record date is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Corporate Governance, Quality and Compliance Committee	Compensation Committee
Boyd W. Hendrickson	No
Jose C. Lynch	No		**
Robert M. Le Blanc	No			**
Michael E. Boxer	Yes	“C”
M. Bernard Puckett	Yes	**		**
Linda Rosenstock, MD	Yes		**
Glenn S. Schafer	Yes	**		“C”
William C. Scott	No
Michael D. Stephens	Yes		“C”	**

**	Member
“C”	Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate), our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

Throughout fiscal year 2009, Michael E. Boxer (Chairman) and M. Bernard Puckett were members of the Audit Committee. John M. Miller served on this committee until May 7, 2009, at which point, Glenn S. Schafer replaced Mr. Miller as a member of the Audit Committee. Our board of directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Boxer qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act. During fiscal year 2009, the Audit Committee held eleven meetings.

Corporate Governance, Quality and Compliance Committee

We have a standing Corporate Governance, Quality and Compliance Committee, or the Corporate Governance Committee. Throughout fiscal year 2009, Jose C. Lynch and Michael D. Stephens (Chairman) were members of the Corporate Governance Committee. John M. Miller served on this committee until May 7, 2009. Glen S. Schafer served on this committee until November 18, 2009, at which point Linda Rosenstock replaced Mr. Schafer as a member of the Corporate Governance Committee. Our board has determined that Dr. Rosenstock and Mr. Stephens qualify as independent directors under the NYSE standards. In fiscal year 2009, the Corporate Governance Committee held four meetings.

The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board and its committees, oversee and evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, evaluate our board and management, and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee works with our board of directors as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of our board of directors and its committees.

Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of the stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•	good judgment, honesty, high ethics and standards of integrity, fairness and responsibility;

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	experience as a board member of another publicly held company;

•	academic expertise in an area related to our operations;

•	practical and mature business judgment, including ability to make independent analytical inquiries; and

•	the ability to represent the interests of our stockholders and exercise sound business judgment.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.

In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluation as well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of our board of directors and the like. All existing directors are required to attend director education courses every three years and the Corporate Governance Committee considers this to be an important attribute for continued service on the board.

The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board, with diversity reflecting varied industry experience, gender and ethnicity.

The Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

We have a standing Compensation Committee. Robert M. Le Blanc, M. Bernard Puckett, Glenn S. Schafer (Chairman) and Michael D. Stephens were members of the Compensation Committee during fiscal year 2009 and are currently members of the Compensation Committee. Our board has determined that Messrs. Puckett, Schafer and Stephens qualify as independent directors under the NYSE standards. The Compensation Committee held four meetings in fiscal year 2009.

The Compensation Committee reviews and establishes our compensation philosophy, the compensation of our Chief Executive Officer, and all other officers who earn a base salary greater than or equal to $250,000. The Compensation Committee also has direct access to third party compensation consultants, and reviews any grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee also makes recommendations to our board with respect to our incentive-compensation plans and equity-based plans and reviews and approves all officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually (during the first quarter) the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under our Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or the 2007 Plan, and our performance relative to such criteria. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established at the beginning of each year, the officer’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

In addition, the Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In April 2007, the Compensation Committee engaged Pearl Meyer & Partners, LLC, or the consultant, independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our Senior Vice President of Human Resources interact with the consultant to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Compensation Committee Chair, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During 2009, the consultant, at the request of the Compensation Committee, reviewed the competitiveness of our executive and senior vice president compensation programs.

Risk Oversight

While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the board of directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.

Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.

Governance Committee	Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and Code of Conduct, planning for Chief Executive Officer succession and overseeing management’s succession planning.

We are implementing an Enterprise Risk Management, or ERM, program to build upon our prior risk management efforts. This process has enabled us to formalize our risk governance procedures and risk philosophy, as well as identify and assess enterprise risks and their potential impact and likelihood of occurrence. Our board of directors plays a critical role in the oversight of the ERM program, including overseeing the ERM dashboard, one of the mechanisms that will be used to monitor the degree of risk associated with our business and will help management to manage risk. The ERM program has been designed to be dynamic so that management may respond to a broad range of potential risks on a continuous basis. Currently, our board of directors receives quarterly reports on management’s ERM initiatives, including a baseline identification, prioritization and assessment of potential risks in the areas of operations, finance, human resources, strategy, legal, regulatory and technology. An additional component of the quarterly reports to our board of directors is the presentation of proposed responses to identified risks, planning and implementation of control activities designed to mitigate identified or potential risks, and an evaluation of the achievement of objectives established through our ERM dashboard.

Communication with the Board of Directors

Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Secretary at our principal executive offices at 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610. Our Secretary will submit all correspondence to our lead director and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

We maintain a code of conduct entitled Skilled Healthcare Group Code of Conduct, which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. To view this code of conduct free of charge, please visit our website at www.skilledhealthcaregroup.com. This website address is not intended to function as a hyperlink, and the information contained in our website is not intended to be a part of this filing. In the event of any future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 22, 2010, based on 20,806,007 shares of class A common stock and 17,000,668 shares of class B common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2009 (collectively, the Named Executive Officers); and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Name	Shares Beneficially Owned					Percentage of Outstanding Vote
	Shares of Class A Common Stock(1)	Rights to Acquire Class A Common Stock(2)	Class A Percentage(3)	Shares of Class B Common Stock	Class B Percentage
Stockholders Holding 5% or more:
Onex Corporation(4)	0	0	*	14,750,623	86.8%	77.3%
Ameriprise Financial, Inc.(5)	1,392,607	0	6.7%	0	*	*
Baron Capital Group, Inc.(6)	3,352,608	0	16.1%	0	*	1.8%
NWQ Investment Management Company, LLC(7)	1,511,576	0	7.3%	0	*	*
Schroder Investment Management North America Inc.(8)	1,153,300	0	5.5%	0	*	*
The Vanguard Group, Inc.(9)	1,168,056	0	5.6%	0	*	*
Westfield Capital Management Company, LP(10)	2,559,348	0	12.3%	0	*	1.3%

Directors:
Michael E. Boxer	22,837	0	*	16,584	*	*
Boyd W. Hendrickson	553,819	20,779	2.8%	475,184	2.8%	2.8%
Robert M. Le Blanc(11)	0	0	*	14,750,623	86.8%	77.3%
Jose C. Lynch	92,533	13,852	*	416,700	2.5%	2.2%
M. Bernard Puckett	7,307	0	*	0	*	*
Linda Rosenstock	8,125	0	*	0	*	*
Glenn S. Schafer	10,586	0	*	5,917	*	*
William C. Scott	10,586	0	*	61,046	*	*
Michael D. Stephens	10,586	0	*	0	*	*

Other Named Executive Officers:
Devasis Ghose	93,840	62,500	*	0	*	*
Roland G. Rapp	122,285	6,926	*	168,294	1.0%	*
Kelly J. Gill	48,865	0	*	0	*	*

All current executive officers and directors as a group (18 persons)	1,070,672	130,983	5.8%	15,948,495	93.8%	84.2%

*	Less than 1%.
(1)	Includes shares of unvested restricted class A common stock as follows: Michael E. Boxer — 12,251; Boyd W. Hendrickson — 193,267; Jose C. Lynch — 78,083; Linda Rosenstock — 8,125; Devasis Ghose — 63,840; Roland G. Rapp — 47,501; and Kelly J. Gill — 45,000; shares of unvested restricted class A common stock held by all current executive officers and directors as a group — 517,129.

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 22, 2010, upon the exercise of options.
(3)	Shares of class A common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 22, 2010 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
(4)	According to the Schedule 13G filed with the SEC on February 14, 2008 by (i) Onex Corporation, an Ontario, Canada corporation (ii) Onex Partners LP, a Delaware limited partnership, (iii) Onex US Principals LP, a Delaware limited partnership (iv) Skilled Executive Investco LLC, a Delaware limited liability company (v) Onex Skilled Holdings Limited, a Gibralter limited liability company and (vi) Gerald W. Schwartz. Onex Corporation is the direct parent company of Onex Partners GP, Inc. the general partner of Onex Partners GP LP, the general partner of Onex Partners LP. Onex Corporation owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, has voting and investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of our class B common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims beneficial ownership of all of the shares except to the extent of his pecuniary interest therein. Onex Corporation is deemed to beneficially own and has shared voting and dispositive power over all of such shares. Includes: 11,293,552 shares beneficially owned by Onex Partners LP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares beneficially owned by Onex US Principals LP as to which it is deemed to have shared power to vote and direct the disposition, 196,715 shares beneficially owned by Skilled Executive Investco LLC as to which it is deemed to have shared power to vote and direct the disposition and 3,191,536 shares beneficially owned by Onex Skilled Holdings Limited as to which it is deemed to have shared power to vote and direct the disposition. The addresses are: Onex Corporation and Gerald Schwartz — 161 Bay Street P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; Onex Partners LP and Skilled Executive Investco LLC — c/o Onex Corporation 112 Fifth Avenue, New York, New York 10019; Onex US Principals LP and Onex Skilled Holdings Limited — 421 Leader Street, Marion, Ohio 43302.
(5)	According to the Schedule 13G filed with the SEC on February 12, 2010 by (i) Ameriprise Financial, Inc., a Delaware corporation and holding company in accordance with Rule 13d-1(b)(1)(ii)(G) (“AFI”) and (ii) RiverSource Investments, LLC, a Minnesota corporation, and investment advisor (“RvS”). AFI, is a parent holding company. RvS, a subsidiary of AFI, is an investment advisor registered under section 203 of the Investment Advisers Act of 1940. Includes 14,573 shares as to which AFI and RvS have shared power to vote and 1,392,607 shares as to which AFI and RvS beneficially own and have shared power to dispose of such shares. AFI, as the parent company of RvS, may be deemed to beneficially own the shares reported by RvS. The shares reported in the Schedule 13G by AFI include those shares separately reported by RvS. AFI and RvS disclaim beneficial ownership of shares reported in the Schedule 13G. The address for AFI and RvS is c/o Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474.
(6)

According to the Schedule 13G filed with the SEC on March 3, 2010 by (i) Baron Capital Group, Inc., a New York corporation and holding company in accordance with Section 240.13d-1(b)(ii) (G) (“BCG”), (ii) BAMCO, Inc., a New York corporation, and Investment Advisor registered under Section 203 of the Investor Advisors Act of 1940 (“BAMCO”) (iii) Baron Small Cap Fund, a series of a Massachusetts Business Trust and an Investment Company registered under Section 8 of the Investment Company Act of 1940 (“BSC”) and (iv) Ronald Baron, a citizen of the United States. BCG, BAMCO, BSC, and Mr. Baron are a group, in accordance with Section 240.13d-1(b)(1)(ii)(K), a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G), an investment company registered under Section 8 of the Investment Company Act, and an investment advisor. BAMCO is a subsidiary of BCG. Mr. Baron owns a controlling interest in BCG. BSC is an investment advisory client of BAMCO. Advisory clients of BAMCO have the right to receive or the power to direct the receipt of dividends from or proceeds from the sale of the shares in their accounts. By virtue of investment advisory agreements with its clients BAMCO has been given the discretion to dispose or the disposition of the securities in the advisory accounts. All such discretionary agreements are revocable. Includes: 3,183,152 shares as to which BCG,

BAMCO and Mr. Baron have shared power to vote and 3,352,608 shares as to which BCG, BAMCO and Mr. Baron are deemed to beneficially own and have shared power to dispose of such shares and 2,600,000 shares as to which BSC is deemed to beneficially own and has shared power to vote and shared power to dispose of such shares. The address for BCG, BAMCO, BSC and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(7)

The Schedule 13G was filed with the SEC on February 12, 2010 by NWQ Investment Management Company, LLC, a Delaware corporation and an investment adviser (“NWQ”). Includes 1,201,687 shares as to which NWQ has sole power to vote or direct the vote, and 1,511,576 shares of which it has the sole power to dispose or direct the disposition of. The securities reported within the Schedule 13G are beneficially owned by clients which include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The address for NWQ is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(8)	The Schedule 13G/A was filed with the SEC on February 16, 2010 by Schroder Investment Management North America Inc., a Delaware corporation and an investment adviser (“Schroder”). Includes 1,153,300 shares as to which Schroder has sole power to vote or direct the vote and sole power to dispose or direct the disposition of. The address for Schroder is 875 Third Avenue, 21st Floor, New York, NY 10022.
(9)	The Schedule 13G/A was filed with the SEC on February 5, 2010 by The Vanguard Group, Inc., a Pennsylvania corporation and an investment adviser (“Vanguard”). Includes 28,073 shares as to which Vanguard has sole power to vote or direct the vote, 1,139,983 shares of which it has the sole power to dispose or direct the disposition of and 28,073 as to which Vanguard has shared power to dispose or to direct the disposition of. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 28,073 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(10)	The Schedule 13G was filed with the SEC on October 9, 2009 by Westfield Capital Management Company, LP, a Massachusetts corporation and an investment adviser (“Westfield”). Includes 1,851,752 shares as to which Westfield has sole power to vote or direct the vote and 2,559,348 shares of which it has the sole power to dispose or direct the disposition of. The shares listed above are owned of record by clients of Westfield in its capacity as investment advisor. Westfield clients have the right to receive, or the power to direct the receipt of, dividends or proceeds from the sale of shares. To the best of Westfield’s knowledge, no client has such right or power with respect to more than five percent of Skilled Healthcare’s stock. The address for Westfield is 1 Financial Center, Boston, Massachusetts 02111.
(11)	Mr. Le Blanc has served as Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, since 1999. As a result, Mr. Le Blanc may be deemed to beneficially own the shares of class B common stock directly held by Onex.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2009 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our common stock have complied with the reporting requirements of Section 16(a).

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Plans approved by stockholders	625,553	$12.07	1,486,654
Plans not approved by stockholders	0	0	0

Total	625,553	$12.07	1,486,654

(a)	Represents options to purchase 576,549 shares of common stock and restricted stock units covering 49,004 shares of common stock in each case outstanding as of December 31, 2009 under our 2007 plan.
(b)	Represents the weighted-average exercise price of outstanding options under our 2007 Plan. No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2009.
(c)	Represents the number of securities remaining available for issuance under our 2007 Plan.

OUR EXECUTIVE OFFICERS

The following sets forth biographical information regarding our executive officers as of March 22, 2010, other than Messrs. Hendrickson and Lynch whose biographical information is set forth above under “Director Biographical Information.”

Devasis Ghose, 56, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ghose joined Skilled Healthcare in January 2008. Between December 2006 and December 2007, Mr. Ghose served as Managing Director International of Green Street Advisors, an independent research, trading, and consulting firm concentrating on publicly traded real estate securities. From June 2004 to August 2006, Mr. Ghose served as Executive Vice President and Chief Financial Officer of Shurgard Storage Centers, Inc., a publicly traded company that developed and operated self-storage properties in the United States and Europe that was acquired by Public Storage, Inc. Between May 2003 and May 2004, Mr. Ghose was associated as a Partner with Tatum Partners, a financial leadership and business consulting firm. From 1986 through February 2003, Mr. Ghose served as part of the executive team of HCP, Inc., a publicly traded company that invests primarily in real estate serving the healthcare industry in the United States, most recently as Senior Vice President, Finance and Treasurer. Prior to HCP, Inc., Mr. Ghose was with Price Waterhouse for five years as part of its U.S. operations and, prior to that, began his career in London with KPMG. Mr. Ghose serves on the board of directors of Community SeniorServ, Inc., a non-profit service organization dedicated to assisting older adults in maintaining their independence and well-being.

Roland G. Rapp, 48, Executive Vice President, General Counsel and Secretary. Mr. Rapp has served as our Executive Vice President, General Counsel and Secretary since March 2002. He has more than 26 years of experience in the healthcare and legal sectors. From June 1993 to March 2002, Mr. Rapp was the Managing Partner of the law firm of Rapp, Kiepen and Harman, and was Chief Financial Officer for SR Management Services, Inc. from November 1995 to March 2002, both based in Pleasanton, California. His law practice centered on healthcare law and primarily focused on long-term care. Prior to practicing law, Mr. Rapp served as a nursing home administrator and director of operations for a small nursing home chain. Mr. Rapp also served as the elected Chairman of the Board for the California Association of Health Facilities (the largest State representative of nursing facility operators) from November 1999 to November 2001.

Kelly J. Gill, 55, Former Executive Vice President and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West. Mr. Gill has served as our Executive Vice President since March 2009 and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West since May 2009. On March 2, 2010, Mr. Gill submitted his resignation, effective March 31, 2010, to us. Mr. Gill has over 25 years of healthcare and rehabilitation services experience. Since 1979, Mr. Gill has held various positions, including President and Chief Executive Officer, Senior Vice President and Regional Administrator, at healthcare and rehabilitation services companies throughout the country. From 2001 to 2008, Mr. Gill served as Chief Operating Officer of Outpatient Imaging Affiliates, a privately held diagnostic imaging healthcare-services organization focused on the development of state-of-the-art diagnostic imaging centers in partnership with hospitals, physicians and major academic institutions. From 1999 to 2001, Mr. Gill served as Chief Operating Officer of Spheris, Inc., a public e-healthcare organization focused on the development and utilization of industry-leading digital and web-based transcription services and medical data management services.

Christopher N. Felfe, 45, Senior Vice President, Finance and Chief Accounting Officer. Mr. Felfe has served as our Senior Vice President, Finance and Chief Accounting Officer since August 2007. Mr. Felfe served as our Controller from September 2006 to August 2007. From 2003 to 2006, Mr. Felfe served as Corporate Controller of Sybron Dental Specialties, Inc., a manufacturer of products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology. From 2000 to 2002, Mr. Felfe served as Corporate Controller of Datum Inc., a supplier of precise timing solutions for telecommunications and other applications.

Susan Thomas Whittle, 62, Senior Vice President and Chief Compliance Officer. Ms. Whittle has served as our Senior Vice President and Chief Compliance Officer since March 2006. She has over 25 years of experience in the healthcare industry. From 2005 to 2006, Ms. Whittle worked in private practice as an attorney-at-law. Her law practice centered on regulatory health law matters. From 2004 to 2005, she was retained by Mariner Health Care, Inc., a provider of skilled nursing and long-term healthcare services, as a litigation consultant. Prior to her work as a litigation consultant, Ms. Whittle served as Executive Vice President, General Counsel and Secretary of Mariner Health Care from 1993 to 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. The Named Executive Officers consist of Messrs. Boyd W. Hendrickson, our Chairman of the Board and Chief Executive Officer, Devasis Ghose, our Executive Vice President, Treasurer and Chief Financial Officer, Jose C. Lynch, our President and Chief Operating Officer, Roland G. Rapp, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and Kelly J. Gill, Former Executive Vice President and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West. As previously announced, Mr. Gill resigned from his positions with us effective March 31, 2010.

The Compensation Committee consists of three independent directors and one non-independent director as defined under NYSE rules. The Compensation Committee’s duties and responsibilities include evaluating executive, non-employee director and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.

Compensation Philosophy & Objectives

We believe that compensation should reinforce business performance and attract, retain and reward the performance of executives and employees critical to our success. Our philosophy and approach to compensation seeks to:

•	Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•	Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•

Provide incentives, particularly equity incentives, that align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

We monitor achievement of these strategies and our competitive posture relative to the market through the compensation benchmarking process described below under “— Determination of Forms and Amounts of Compensation — Compensation Levels and Benchmarking.”

Compensation Structure

Although the structure may vary over time, our executive compensation program has four main components:

•	Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•

Annual cash bonus — variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary;

•

Long-term equity incentives — stock-based awards, including stock options and restricted stock, and performance-vested restricted stock that reflect the performance of our common stock, align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•	Benefits and perquisites — including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only leads to increases in stockholder value and long-term wealth creation for our executives, but also reduces the risk of losing critical executives to our competitors.

We consider the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.

Determination of Forms and Amounts of Compensation

The level and mix of compensation is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.

Compensation Consultants

The Compensation Committee has the authority to engage the services of an independent compensation consulting firm to provide advice in connection with making executive compensation determinations. In April 2007 and August 2009, the Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”) to conduct a compensation review of our Named Executive Officers. The 2007 engagement resulted in a comprehensive executive compensation review report delivered to the Compensation Committee in July 2007 (the “2007 Report”). The 2009 engagement also resulted in a comprehensive executive compensation report (the “2009 Report”). During 2008, PM&P additionally provided a comprehensive analysis of our long-term equity incentive award program.

While conducting assignments, PM&P interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our Senior Vice President of Human Resources interact with the consultant to provide relevant company and executive compensation data. In addition, PM&P may seek feedback from the Compensation Committee Chair, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee.

PM&P has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation. In conjunction with the 2008 long-term equity incentive analysis and review leading up to the production of the 2009 Report, PM&P provided market data for selected senior vice president positions. PM&P has not provided any other services to us.

Compensation Levels and Benchmarking.

In order to assess competitive compensation levels and practices, in July 2007, PM&P, at the direction of the Compensation Committee, conducted a comprehensive review of our top executives’ compensation forms and amounts, which was summarized in the 2007 Report. Competitive compensation levels were developed utilizing a combination of data reported for a peer group of industry competitors and compensation survey data.

The survey data augmented the peer group data in order to develop “market consensus” compensation levels for each executive. Market consensus levels generally represented an equal (50%/50%) blend of peer group and survey data.

In follow-up to the recommendations contained in the 2007 Report, during 2008 PM&P assisted the Compensation Committee in developing a long-term incentive equity grant program for our executives and key senior management positions. With the advice of the consultant, we structured a program consisting of a combination of performance-based restricted stock awards and stock options vesting over a four-year period. See “— Equity Awards.”

The 2007 Report, which is described in further detail below, formed the basis for our compensation policies and decisions for 2008. In establishing compensation levels and the structure of our compensation program for 2009, the Compensation Committee decided to retain the framework of our 2008 program, taking into consideration the 2008 PM&P report on our long-term equity incentive grant program, market conditions and industry developments.

For the 2007 Report, peer group data was analyzed from public filings for specific companies that the Compensation Committee considers appropriate comparisons for the purposes of developing executive compensation benchmarks. Our management and the Compensation Committee worked with PM&P to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following fifteen companies, along with survey data, were used for benchmarking purposes in July 2007:

Peer Group Companies	Revenue(1) (in millions)	Market Cap(2) (in millions)
Allied Healthcare International, Inc.	$295	$135
Amedisys, Inc.	$541	$968
Brookdale Senior Living, Inc.	$1,310	$4,792
Emeritus Corp.	$422	$678
Genesis Healthcare Corp.	$1,770	$1,356
Gentiva Health Services, Inc.	$1,107	$565
LHC Group, Inc.	$215	$528
Lincare Holdings, Inc.	$1,410	$3,361
National Healthcare Corp.	$563	$740
Odyssey Healthcare, Inc.	$410	$438
Psychiatrics Solutions, Inc.	$1,026	$2,118
RehabCare Group, Inc.	$615	$276
Sun Healthcare Group, Inc.	$1,046	$614
Sunrise Senior Living, Inc.	n/a	$1,971
VistaCare, Inc.	$236	$159
25th Percentile	$413	$483
Median	$589	$678
Average	$783	$1,247
75th Percentile	$1,091	$1,663
Skilled Healthcare Group, Inc.	$532	$593

(1)	Based on fiscal year end revenue available as of 5/31/2007 (generally fiscal year 2006.)
(2)	Market capitalization as of 5/31/2007.

Compensation survey data was derived from the following survey sources:

•	Mercer — 2006 Executive Compensation Survey (all industries);

•	Mercer — 2006 Integrated Health Network Compensation Survey (hospital/facility system); and

•	Watson Wyatt — 2006/2007 Top Management Compensation Survey (healthcare and/or all industries).

In addition, a private survey source of executive compensation among companies across all industries with annual revenues below $1 billion was utilized.

The results of the 2007 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our top five positions, combined as a group, was between the 50 th and 75th percentile market levels. The Compensation Committee confirmed this strategy and determined to set total target direct compensation between the 50th and 75th percentile market levels for our top executives as a group, assuming company, business unit and individual performance objectives are met at target levels. We have similar competitive objectives for each component of compensation:

•	Base salaries for our top executives as a group will generally be targeted to be between the 50th and 75th percentile market levels;

•	Annual target bonus opportunities for our top executives as a group will be structured to be between the 50th and 75th percentile market levels; and

•	Long-term incentive/equity awards for our top executives as a group will be structured to provide annualized values between the 50th and 75th percentile market levels.

The results of the 2009 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our current Named Executive Officers as a group (all five positions combined) was between the 50th and 75th percentile market levels. The 2009 review was based on a peer group comprised of the same companies as the 2007 Report peer group, except for the removal (due to acquisition) of Genesis Health Services, Inc. and VistaCare, Inc. and the addition of the following companies: Advocat, Inc., Ensign Group, Inc. and Five Star Quality Care, Inc. The criteria used for selection of the peer group was companies within the following industry subgroups with revenues of between $250 million to $2.2 billion (approximately one-third to three times our revenues): retirement/aged care, medical nursing homes, medical outpatient/home medicine, and physical/rehabilitation centers. Compensation survey data was derived from the following survey sources:

•	Mercer — 2008 Executive Compensation Survey (all industries/healthcare);

•	Mercer — 2008 Integrated Health Network Compensation Survey (hospital/facility system);

•	Sullivan, Cotter & Associates — 2008 Manager and Executive Compensation in Hospitals and Health Systems; and

•	Watson Wyatt — 2008/2009 Top Management Compensation Survey (healthcare and/or all industries).

In addition, a private survey source of executive compensation among companies across all industries was utilized. The 2009 Report indicated that:

•	Base salaries for our Named Executive Officers as a group fell between the 50th and 75th percentile market levels;

•	Annual target bonus opportunities for our Named Executive Officers as a group fell at approximately the 75th percentile market levels; and

•	Long-term incentive/equity awards for our Named Executive Officers as a group fell between the 50th and 75th percentile market levels.

Management Involvement

The Compensation Committee occasionally requests our senior executives, including the Chief Executive Officer, to be present at Compensation Committee meetings where executive compensation and company, business unit and individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members vote on decisions made regarding executive compensation. Compensation decisions for all the Named Executive Officers, other than the Chief Executive Officer, are made by the Compensation Committee after considering recommendations from the Chief Executive Officer based on his evaluations of the other Named Executive Officers’ performance relative to the same individual performance objectives established under our annual performance bonus program and in consideration other past achievements and other subjective factors.

2009 Named Executive Officer Compensation

Total executive compensation is composed of base salary, annual cash performance bonus and equity awards.

Base Salary

Base salary levels and any adjustments to those levels for each individual executive are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the executive, the performance of the executive’s area of responsibility, the executive’s impact on strategic goals, the length of service with us, or revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee.

Consistent with the Compensation Committee’s decision largely to continue the 2008 compensation program for 2009, and in light of challenging market and industry conditions, the Compensation Committee decided not to increase base salaries for the Named Executive Officers in 2009. Mr. Gill’s base salary was negotiated at the time of his hiring in March 2009. In addition, due to uncertainty in the economy and weak conditions of state and federal budgets, following Mr. Hendrickson’s suggestion, the Compensation Committee determined that the Named Executive Officers will not receive a base salary increase in 2010 unless conditions change and adjustments are warranted.

Annual Performance Bonus Programs

2009 Performance Objectives and Criteria

We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain company and individual objectives under our Annual Performance Bonus Program, or Performance Program. The Compensation Committee determines a target bonus as a percent of base salary for the Named Executive Officers. The Named Executive Officers’ 2009 target bonus opportunities (as a percentage of base salary) were set at the same level as their 2008 target bonus opportunities. Mr. Gill’s target bonus opportunity was negotiated at the time of his hiring in March 2009.

At the beginning of each year, the Compensation Committee establishes a detailed set of company and individual performance objectives applicable to each executive based on company and individual objectives established as part of the annual operating plan process. The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and paid to the executives in the first quarter of the subsequent fiscal year.

In February 2009, the Compensation Committee approved the Performance Program for calendar year 2009 with the same broad performance objectives as the Performance Program for 2008. The table set forth below shows target bonus opportunities as a percentage of each Named Executive Officer’s base salary and the weighting of company and individual objectives for our Named Executive Officers:

Named Executive Officer	% of Base Salary	Company Objectives	Individual Objectives
Boyd W. Hendrickson	100%	80%	20%
Devasis Ghose	60%	45%	15%
Jose C. Lynch	75%	60%	15%
Roland G. Rapp	60%	45%	15%
Kelly J. Gill	60%	45%	15%

Given the emphasis that stockholders place on earnings per share, or EPS, and the potential effect EPS performance may have on our stockholder value, the Compensation Committee utilized an EPS growth metric. EPS may be adjusted for certain one-time items in the EPS growth calculation. For 2009, these adjustments consisted of a goodwill impairment charge. In February 2009, the Compensation Committee made several adjustments to the annual performance bonus program in light of market conditions and other factors, as follows:

•	reduced the adjusted EPS growth goal to a threshold goal of 2.5% (from 7.5% in 2008) and a target goal of 15% (from 17.5% in 2008) in 2009;

•

revised the adjusted EPS “stretch bonus” portion of the program from points per percentage of growth to dollars per percentage of growth. This change resulted in a stretch bonus that more closely correlated to a percentage of overall target bonus rather than a percentage of salary; and

•	refined the adjusted working capital metric to provide for a measure of days sales outstanding, or DSO, targets individualized for each executive’s areas of responsibility.

The Compensation Committee additionally determined that bonus payouts would be capped in the event adjusted EPS growth exceeds 200% of the target level.

In addition, in March 2009, the Compensation Committee approved the following measures for the 2009 Performance Program, aimed at linking incentive compensation opportunities to quality services and minimizing incentives to engage in excessive risk-taking behavior:

•	instituted a 25% reduction of the total bonus pool and of each individual’s bonus opportunity following the decertification of any facility held by us; and

•

approved a bonus clawback provision in the event of a material restatement of our financial statements, pursuant to which the Compensation Committee will seek reimbursement on an after-tax basis of any portion of performance-based compensation paid or awarded to designated executives that is greater than what would have been paid or awarded if calculated based on the restated financial results.

The performance objectives under our 2009 Performance Program were established for the following three major areas:

•

adjusted EPS growth over 2008 EPS, with threshold growth of 2.5% (in addition Mr. Gill is eligible to receive a bonus based on achievement of threshold adjusted EBITDA growth for our ancillary services segment of 2.5% over 2008 EBITDA);

•	adjusted working capital, as a measure of DSO targets individualized for each executive’s areas of responsibility; and

•	individual objectives that were tailored to each executive’s role.

The DSO targets for each executive’s areas of responsibility can be characterized as “attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that target performance may be achieved. The table below outlines each performance objective and the potential cash bonus to be awarded for the attainment of each objective for the calendar year 2009 performance.

	Potential Bonus for Achieving 2009 Adjusted EPS Growth Over 2008			Potential Bonus for Achieving Hallmark EBITDA Growth Target			Potential Bonus for Achieving Working Capital (DSO)	Potential Bonus for Achieving Individual Objectives(3)	Target Bonus Potential(4)
	Threshold 2.5%(1)	Target 15%(1)	Stretch Each 1% over 15%(2)
Boyd W. Hendrickson	$123,500	$364,000	$10,000	$	n/a		$32,500	$130,000	$650,000
Devasis Ghose	$41,000	$123,000	$4,000		n/a		$16,000	$60,000	$240,000
Jose E. Lynch	$71,500	$214,500	$6,500		n/a		$26,000	$78,000	$390,000
Roland G. Rapp	$37,515	$112,545	$3,700		n/a		$14,640	$54,900	$219,600
Kelly J. Gill(5)	$9,281	$27,844	$1,238		$61,875	(6)	$12,375	$37,125	$148,500

(1)	The 2.5% adjusted EPS growth over 2008 EPS must be met in order to be eligible for the cash bonus for the EPS performance metric. In the event the 2009 adjusted EPS growth is greater than 2.5%, the amount of cash bonus for the EPS component is interpolated for EPS growth between 2.5% and 15% and is in addition to the threshold bonus amount awarded for achieving 2.5% EPS growth.
(2)	The Compensation Committee determined that for every 1% EPS growth in excess of 15% adjusted EPS growth over 2008 EPS, up to 30%, the executive would be awarded a “stretch bonus” that is above the target bonus potential provided above, which could result in the executive being awarded a bonus above the target bonus potential.
(3)	The Compensation Committee prepared individual initiatives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.
(4)	Represents the amount that would be earned for achieving 15% adjusted EPS growth over 2008, achieving adjusted working capital, as a measure of DSO targets, and achievement of all individual objectives.
(5)	Mr. Gill joined the Company in March 2009, and thus his bonus potential has been pro rated from date of hire.
(6)	In addition to the amounts awarded for achieving EPS growth over 2008, Mr. Gill is eligible to receive bonus amounts based upon adjusted EBITDA growth for the ancillary services segment over 2008, with threshold growth of 2.5%:

Mr. Gill Additional Bonus Amount for Achieving Ancillary Services Adjusted EBITDA Growth Over 2008
2.5%	10%	Each 1% over 10%
$ 30,938	$ 30,937	$ 2,475

We define adjusted EBITDA as net income (determined in accordance with generally accepted accounting principles) before depreciation, amortization, interest expense (net of interest income) and provisions for income taxes (EBITDA), adjusted for discontinued operations, gains/losses on asset sales, changes in accounting principle and other items we believe are not indicative of our core results.

The following table briefly outlines the management objectives established for each of the Named Executive Officers for 2009. The Compensation Committee may take into account these and any other factors in determining the executives’ bonus payouts based on individual performance.

Current Named Executive Officer	Management Objectives
Boyd W. Hendrickson	(1) Manage capital structure effectively; (2) Develop successors in accordance with succession plan; (3) Continue focus on quality of care; (4) Assist in all direct reports goals; (5) Comply with our code of conduct, bylaws and stockholder agreements; (6) Communicate effectively with our board of directors and stockholders; (7) Continue focus on long-term growth strategies and opportunities; (8) Continue focus on development of diversity recruitment, retention and training; and (9) Company fully complies with internal control requirements.

Devasis Ghose	(1) Manage capital structure effectively; (2) Company fully complies with internal control requirements; (3) Manage external auditor costs; (4) Strengthen investor relations functions; (4) Manage an effective process and outcome with regard to our annual audit and quarterly reviews performed by Ernst & Young LLP; and (5) Integrate ancillary businesses’ finance and accounting departments.

Jose C. Lynch	(1) Achieve quality care and compliance metrics; (2) Continue focus on personal succession development and objectives set by Chief Executive Officer; (3) Complete the Long-Term Care Quality/Professional Services Work Plan; (4) Mitigate lawsuits; (5) Locate, purchase and integrate new acquisitions that generate targeted increased EBITDA; (6) Keep all new development ad expansion projects on schedule; and (7) Company fully complies with internal control requirements.

Roland G. Rapp	(1) Ensure that we operate ethically and in compliance with our guidelines, bylaws and stockholder agreements; (2) Comply with SEC and NYSE regulations; (3) Manage internal and external legal costs; (4) Manage legal aspects of acquisitions and divestitures; (5) Manage legal aspects of any new capitalizations or debt restructuring; (6) Resolve lawsuits; (7) Improve insurance programs; and (8) Strengthen the Human Resources department and functions.

Kelly J. Gill	(1) Adhere to high quality standards and comply with regulatory requirements; (2) Develop a succession plan; (3) Exceed new contract sales targets for Hallmark; (4) Exceed average daily census targets for Hospice; (5) Obtain Community Health Accreditation Program, Inc. accreditation for Hospice; and (6) Company fully complies with internal control requirements.

Analysis of 2009 Performance Period

In February 2010, the Compensation Committee reviewed our 2009 performance and determined that our 2009 adjusted EPS growth over 2008 was 9.8%. In addition, the Compensation Committee determined that consolidated DSO targets for each individual Named Executive Officer were met. The Compensation Committee also reviewed the performance of each individual against his individual performance objectives and approved bonus amounts related thereto. As a result of the restatement in June 2009 of our consolidated financial statements as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, including our quarterly financial statements for each of the fiscal quarters in 2007 through 2008, and our consolidated financial statements as of and for the three months ended March 31, 2009, the Compensation Committee reduced certain total bonus amounts as noted in footnote (2) to the table below.

The following table summarizes the bonus amounts for each of the Named Executive Officers based on these determinations:

	Bonus for Achieving 2009 Adjusted EPS Growth Over 2008			Potential Bonus for Achieving Hallmark EBITDA Growth		Bonus Amount for Achieving Working Capital (DSO)	Bonus Amount for Achieving Individual Objectives(3)	Total 2009 Payout(3)
	Threshold 2.5%	Target 15%(1)	Stretch Each 1% over 15%
Boyd W. Hendrickson	$123,500	$212,576	$0	$	n/a	$32,500	$104,000	$372,576
Devasis Ghose	41,000	71,832	0		n/a	16,000	60,000	158,832
Jose C. Lynch	71,500	125,268	0		n/a	26,000	70,000	192,768
Roland G. Rapp	37,515	65,726	0		n/a	14,640	54,900	152,292
Kelly J. Gill	9,281	16,261	0		77,715	6,187	29,700	139,144	(4)

(1)	Adjusted EPS year over year growth was 9.8%.
(2)	Amounts reflect the Compensation Committee’s determination that: a payout at 80% of target was appropriate for Mr. Hendrickson in light of the restatement of our consolidated financial statements in June 2009; a payout at 90% of target was appropriate for Mr. Lynch in light of his achievement of all of his individual objectives with the exception of locating, purchasing and integrating new acquisitions that generate targeted increased EBITDA; a payout at 100% of target was appropriate for Messrs. Ghose and Rapp in light of their achievement of 100% of their individual objectives; and a payout at 80% of target was appropriate for Mr. Gill in light of his achievement of all of his individual objectives, with the exception of exceeding average daily census targets for Hospice.
(3)	Amounts reflect the effect of the clawback mechanism described above, pursuant to which the Compensation Committee determined that the 2009 bonuses of the Named Executive Officers, other than Mr. Gill who joined us in March 2009, were subject to a clawback in the following amounts as a result of the restatement of our consolidated financial results in June 2009: $100,000 for each of Messrs. Hendrickson and Lynch, $30,000 for Mr. Ghose and $20,489 for Mr. Rapp.
(4)	Mr. Gill was eligible to receive additional bonus amounts based upon adjusted EBITDA growth with respect to our ancillary services segment. Adjusted EBITDA growth for the ancillary services segment was 18.9%, which was above his target goal of 10%. Mr. Gill received $61,875 and an additional $15,840 stretch bonus for this component totaling $77,715.

2010 Annual Performance Bonus Program

In February 2010, the Compensation Committee approved the Performance Program for calendar year 2010 with the same broad performance objectives as the Performance Program for 2009, but revised the adjusted EPS growth metric to reflect a dollar amount rather than a percentage of EPS growth.

The table below outlines each performance objective, and the cash bonus to be awarded for the attainment of each objective, for the calendar year 2010 performance. Mr. Gill is not included in the table below as he resigned from his positions with us effective March 31, 2010.

Named Executive Officer	Potential Bonus for Achieving 2010 Adjusted EPS Growth Over 2009			Potential Bonus for Achieving Working Capital (DSO)	Potential Bonus for Achieving Individual Objectives(3)	Target Bonus Potential(4)
	Threshold(1)	Target(1)	Stretch Each $.01 over Target(2)
Boyd W. Hendrickson	$123,500	$364,000	$10,000	$32,500	$130,000	$650,000
Devasis Ghose	$41,000	$123,000	$4,000	$16,000	$60,000	$240,000
Jose C. Lynch(5)	$71,500	$214,500	$6,500	$26,000	$78,000	$390,000
Roland G. Rapp	$37,515	$112,545	$3,700	$14,640	$54,900	$219,600

(1)	The adjusted EPS growth threshold must be met in order to be eligible for the cash bonus for the EPS performance metric. In the event the 2010 EPS growth is greater than the threshold amount, the amount of cash bonus for the EPS component is interpolated for EPS growth between the threshold amount and the target and is in addition to the threshold bonus amount awarded for achieving the threshold EPS growth.
(2)	The Compensation Committee determined that for every $0.01 EPS growth in excess of the target EPS growth over 2009 EPS, up to a maximum, the executive would be awarded a “stretch bonus” that is above the targeted bonus potential provided above, which could result in the executive being awarded a bonus above the targeted bonus potential.
(3)	The Compensation Committee prepared individual initiatives, tailored to gauge the performance of each executive in their respective role. The executive must accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual performance objectives if the executive achieves some, but not all, of the objectives.
(4)	Represents the amount that would be earned for achieving target EPS growth over 2009, achieving consolidated DSO targets and achieving all individual objectives.
(5)	In addition to the above objectives, the long-term care business must meet or exceed in-patient operations quality components set for 2010. If quality components are not met, the payment of Mr. Lynch’s bonus will be lowered at the discretion of the Compensation Committee.

Equity Awards

We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders.

We grant equity awards through our 2007 Plan, which was adopted by our board of directors and stockholders to permit the grant of stock-based compensation awards and cash-based performance awards to our officers, non-employee directors, employees and consultants.

The 2009 annual equity awards granted to the Named Executive Officers were made using a “value” approach whereby the amount of equity awards was determined based on a dollar value, allocated among two types of awards, and then converted into shares. This approach provides more consistent and predictable levels of value delivered and expense incurred. Consistent with the recommendation of PM&P, in November 2008, the Compensation Committee approved the following target equity grant values for 2009 for each executive positioned at around the 50th percentile of the market as shown in the table below:

Name	Market 50th Percentile*	Target 2009 Equity Value
Mr. Hendrickson	$910,000	$900,000
Mr. Lynch	$690,000	$600,000
Mr. Ghose	$390,000	$400,000
Mr. Rapp	$210,000	$300,000

*	Market figures were based on the 2007 Report, aged 4% annually to January 1, 2009.

Fifty percent of this target equity value was delivered in the form of stock options and 50% was delivered in the form of performance-vested restricted stock for the fiscal 2009 to 2012 performance period. The dollar value for options was converted into the number of options using a Black-Scholes valuation model and the dollar value for the performance-vested restricted stock was converted into the number of shares of restricted stock by dividing the dollar value by the closing stock price on the grant date. Stock options provide alignment with stockholder interests and the potential for long-term appreciation for executives while performance-vested restricted stock awards provide retention value and further tie compensation to performance. The stock options vest ratably over a four-year period, while the performance-vested restricted stock vests over a four-year period subject to the satisfaction of performance criteria as further described below.

The Compensation Committee granted performance-vested restricted stock for the fiscal 2009 to 2012 performance period in the following amounts to our Named Executive Officers: Boyd W. Hendrickson 40,983; Jose C. Lynch 27,322; and Roland G. Rapp 13,661. Mr. Ghose did not receive a performance-vested restricted stock award as he had received time-vested restricted stock and option awards in February 2008 upon joining us.

For the 2009 to 2012 performance period, 25% of the restricted stock awards are eligible to vest each year if specified performance conditions are satisfied. Each 25% tranche vests, if at all, based on our cumulative compounded annual EBITDA growth since December 31, 2008, with a threshold performance target of 2.51% EBITDA growth required to begin vesting. The shares vest fully at 7.5% cumulative compounded EBITDA growth. Our EBITDA growth is measured at the end of each of fiscal years 2009, 2010, 2011 and 2012. The actual number of shares that vest will be interpolated for EBITDA growth between 2.51% and 7.5%. If the threshold level of performance is not achieved, no shares would vest in that year. Shares that do not vest in any year are carried forward to the following year and subject to vesting based on cumulative compounded EBITDA growth. By way of example, if 5% cumulative compounded EBITDA growth is obtained in 2010, 50% of the shares eligible for vesting in that measurement period (which may include unvested shares from the 2009 measurement period) will actually vest. Any awards not earned by the end of the four-year period (i.e., December 31, 2012) are forfeited. In this way, the shares are earned only if we achieve EBITDA growth, which ties a portion of our executive officer compensation to our financial performance and aligns the interests of our executive officers and our stockholders. For 2009, we did not achieve the threshold EBITDA growth required to vest in any of the first tranche of shares.

In addition, the following stock options were granted on February 13, 2009 with an exercise price of $10.04 (the closing stock price of our common stock on the date of grant), in the following amounts: Boyd W. Hendrickson 83,113; Jose C. Lynch 55,408; and Roland G. Rapp 27,704. As discussed above, these options vest ratably over four years from the date of grant.

Kelly J. Gill joined us beginning in March 2009. Per the terms of his employment agreement, he was granted 45,000 shares of performance-vested restricted stock and an option to purchase 90,000 shares of class A common stock in May 2009 (which grants were issued under our 2007 Plan). These award amounts were negotiated with Mr. Gill at the time of his hire. The terms of Mr. Gill’s performance-vested restricted stock are the same as the terms of the other Named Executive Officers’ performance-vested restricted stock awards granted in November 2008.

In February 2010, the Compensation Committee granted performance-vested restricted stock awards for the fiscal 2010 to 2013 performance period and stock option awards to the Named Executive Officers, excluding Kelly J. Gill, also based on a value approach. The mix of stock options and performance-vested restricted stock varied amongst the recipients of these awards. For the 2010 to 2013 performance period, 25% of the restricted stock awards are eligible to vest each year if specified performance conditions are satisfied. The first 25% tranche vests, if at all, based on our consolidated adjusted annual EBITDA. Each subsequent 25% tranche vests annually provided that the specified threshold performance conditions are met for the first 25% tranche. Our consolidated adjusted annual EBITDA is measured at the end of each of fiscal years 2010, 2011, 2012 and 2013. If the threshold level of performance is not achieved, no shares would vest.

The vesting of awards of restricted stock and stock options granted under our long-term performance program accelerates upon a change in control or death of the participant. In addition, the awards will continue to vest for an additional year in the event of disability. The Compensation Committee has discretion over the vesting of these awards in the event of a termination without cause, a voluntary resignation or retirement. All unvested awards are immediately forfeited upon a termination for cause.

Equity Grant Procedures. Executives and employees are eligible to receive long-term equity awards pursuant to the terms of the 2007 Plan, which was approved by our stockholders. The Compensation Committee administers the 2007 Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.

Grants to executives and employees are generally made upon hire, promotion and annually. The Compensation Committee determines and approves all equity awards, which are generally granted on the second business day following our quarterly earnings release. The exercise price of stock option grants is set at 100% of the closing market price of a share of our class A common stock on the date of grant.

Benefits and Perquisites

The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees. We also provide other unique benefits to our Named Executive Officers that are intended to be part of a competitive overall compensation program. For 2009, these included:

•	Annual executive physical examinations.

•	Four weeks paid vacation.

•	Healthcare insurance (medical coverage) at no cost.

•	Payment of term life insurance premiums.

We also agreed to pay Mr. Gill a relocation payment in the amount of $25,000 (to be grossed–up after tax) in connection with his relocation to California. In addition, the Named Executive Officers are eligible to participate in our 401(k) program, but historically have been unable to make contributions due to qualified plan limitations.

Severance Benefits

Each of our Named Executive Officers has employment agreements with us that provide for severance payments if the executive’s employment is terminated by us without cause or if we decline to extend the executive’s employment term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment. The vesting of awards of restricted stock and stock options granted under our long-term performance program accelerates upon a change in control or death of a Named Executive Officer. These severance benefits were determined at the time of our initial public offering or at the time of the Named Executive Officer’s hire, if following our initial public offering, and are an essential element of the agreement designed to assist us in recruiting and retaining talented executives. See “— Potential Payments upon Termination or Change in Control.”

Compensation Policies

Stock Ownership Guidelines

Stock ownership guidelines for the Named Executive Officers and independent directors were established in 2007. The Named Executive Officers have five years from July 24, 2007 to accumulate and retain minimum value in common stock shares, equivalent to a multiple of each executive’s base salary, as outlined below.

Current Named Executive Officers	Position	Multiple of Base Salary
Boyd W. Hendrickson	Chairman of the Board & Chief Executive Officer	5 times

Devasis Ghose	EVP, Chief Financial Officer & Treasurer	3 times

Jose C. Lynch	President & Chief Operating Officer	4 times

Roland G. Rapp	EVP, General Counsel, Chief Administrative Officer & Secretary	3 times

Kelly J. Gill	Former EVP and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West	3 times

Independent directors are required to accumulate and retain three times their annual retainer within the latter of three years of joining our board of directors or the adoption of the guidelines in 2007. For purposes of determining stock ownership under these guidelines, ownership shares are made up of all forms of common stock (including unvested restricted stock awards, unvested restricted stock units and unvested performance-based restricted stock). Ownership shares do not include vested or unvested stock options.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation”, or FASB ASC Topic 718, grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.

Section 162(m) of the Internal Revenue Code, or the Code, does not permit publicly-traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and any of the three most highly paid executive officers, other than the Chief Financial Officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation. Our 2007 Plan is structured to allow us to pay performance-based compensation not subject to the $1 million limitation. In addition, our Performance Program and structured long-term equity performance program have been designed and have generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

The Compensation Committee intends to maximize tax effectiveness of our executive incentive plans, and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section  162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by:	Glenn S. Schafer (Chairman)
Robert M. Le Blanc
M. Bernard Puckett
Michael D. Stephens
Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Boyd W. Hendrickson	2009	$650,000	$0	$449,999	$372,576	$20,208	$1,492,783
Chairman of the Board and Chief Executive Officer	2008	$650,000	$449,993	$0	$700,000	$20,024	$1,820,017
	2007	$590,000	$0	$0	$374,532	$22,903	$987,435

Devasis Ghose(5)	2009	$400,000	$0	$0	$158,832	$21,304	$580,136
Executive Vice President, Chief Financial Officer and Treasurer	2008	$358,951	$764,400	$717,388	$278,603	$19,399	$2,138,741

Jose C. Lynch	2009	$520,000	$0	$299,996	$192,768	$22,805	$1,035,569
President and Chief Operating Officer	2008	$520,000	$299,996	$0	$417,000	$22,103	$1,259,099
	2007	$500,000	$0	$0	$297,200	$22,123	$819,323

Roland G. Rapp	2009	$366,000	$0	$149,998	$152,292	$21,209	$689,499
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2008	$366,000	$149,998	$0	$269,010	$20,719	$805,727
	2007	$351,750	$0	$0	$155,896	$22,175	$529,821

Kelly Gill(6)	2009	$247,500	$463,050	$511,497	$139,144	$61,635	$1,422,826
Former Executive Vice President and President of Ancillary Companies

(1)	The amounts shown represent the aggregate grant date fair value of all stock awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for the 2009 awards, see Footnote 11, “Stock-Based Compensation” to our 2009 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Amounts shown for Messrs. Hendrickson, Lynch and Rapp for 2008 consist of the grant date fair value of performance-vested restricted stock granted to them in November 2008 for the fiscal 2009 to 2012 performance period under our 2007 Plan, with the grant date fair value based on the probable outcome of the performance criteria calculated in accordance with FASB ASC Topic 718. Mr. Ghose did not participate in the program. Amounts shown for Mr. Gill for 2009 consist of the grant date fair value of performance-vested restricted stock granted to him in May 2009, which are subject to the same performance criteria and vesting conditions as those granted to Messrs. Hendrickson, Lynch and Rapp in 2008. In connection with Mr. Gill’s resignation effective March 31, 2010, Mr. Gill forfeited all unvested shares of his performance-vested restricted stock.

The performance-vested shares of restricted stock vest, if at all, based on our cumulative compounded annual EBITDA growth since December 31, 2008, with a threshold performance target of 2.51% annual growth required to begin vesting. The actual number of shares that vest will be interpolated for EBITDA growth between 2.51% and 7.5%. If the threshold level of performance is not achieved, no shares would vest in that year. Shares that do not vest in any year are carried forward to the following year and subject to vesting based on that subject year’s performance. On the grant date, we assumed that maximum performance would be achieved for the performance-vested restricted stock awards. Therefore, the grant date fair value of the performance-vested restricted stock awards based on maximum performance (i.e., 7.5% cumulative compounded annual EBITDA growth) are the same as the grant date fair values shown in the table above. For additional details on 2009 stock award grants, please see the Grants of Plan-Based Awards table below.

(2)

The amounts shown represent the grant date fair value of stock options granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for the

2009 awards, see Footnote 11, “Stock-Based Compensation” to our 2009 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	The amounts shown represent the performance-based bonus awards earned under our Performance Programs. For a more complete description of the Performance Programs see “Compensation Discussion and Analysis — Annual Performance Bonus Programs.” Amounts for 2009 were reduced to reflect the clawback of the 2009 bonus amounts related to the restatement in June 2009 of our consolidated financial statements. The Compensation Committee determined that as a result of the restatement, Mr. Hendrickson was subject to a clawback of $100,000, Mr. Lynch was subject to a clawback of $100,000, Mr. Ghose was subject to a clawback of $30,000 and Mr. Rapp was subject to a clawback of $20,489.
(4)	The amounts shown consist of our cost for the provision to the Named Executive Officers of life insurance premiums, certain specified perquisites and other benefits for 2009, as follows:

Named Executive Officer	Life Insurance	Other(a)
Boyd W. Hendrickson	$0	$20,208
Devasis Ghose	$1,096	$20,208
Jose C. Lynch	$1,422	$21,383
Roland G. Rapp	$1,001	$20,208
Kelly J. Gill	$602	$61,033

(a)	For 2009, includes $16,667 for Messrs. Hendrickson, Ghose, Lynch and Rapp, and $12,224 for Mr. Gill of health insurance premiums that were paid by us, as well as dental and vision benefit insurance premiums and certain non-business related items. In the case of Mr. Lynch, amounts also include a physical examination expense and in the case of Mr. Gill, a relocation payment of $43,898 (which included a tax gross-up amount of $18,898) in addition to reimbursement of relocation expenses for flights to Nashville, Tennessee.

(5)	Mr. Ghose joined us in January 2008 as an Executive Vice President and assumed the additional positions of Treasurer and Chief Financial Officer in March 2008.
(6)	Mr. Gill served as Executive Vice President and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West during fiscal year 2009 and subsequently resigned from these roles effective March 31, 2010.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2009.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Option Awards: Number of Securities Underlying Options(#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
			Performance Cash Bonus Program						Performance-Based Restricted Stock			Stock Options
Boyd W. Hendrickson	03/23/09	03/23/09	6,500		650,000		800,000
	02/13/09	10/22/08										83,113	10.04	449,999	(6)
Devasis Ghose	03/23/09	03/23/09	4,000		240,000		300,000
Jose C. Lynch	03/23/09	03/23/09	5,200		390,000		487,500
	02/13/09	10/22/08										55,408	10.04	299,996	(6)
Roland G. Rapp	03/23/09	03/23/09	3,660		219,600		275,100
	02/13/09	10/22/08										27,704	10.04	149,998	(6)
Kelly J. Gill	03/23/09	03/23/09	2,475	(3)	148,500	(3)	191,813	(3)
	05/07/09	03/23/09							90	(4)	45,000			463,050	(7)
	05/07/09	03/23/09										90,000	10.29	511,497	(6)

(1)	Reflects the date on which the grants were approved by the Compensation Committee.

(2)	The amounts shown represent potential value of performance cash bonuses under our Performance Program for 2009 based on achievement of the following pre-established performance measures and targets: (a) 2009 consolidated adjusted Earnings Per Share (EPS) growth over 2008, with threshold adjusted EPS growth of 2.5%, target growth of 15% and maximum growth of 30%; (b) 2009 adjusted working capital, as a measure of DSO targets individualized for each named executive officer’s areas of responsibility; and (c) individual performance objectives tailored to each executive’s role. For 2009, we established target cash bonus opportunities, which are expressed as a percentage of base salary, of 100% for Mr. Hendrickson, 75% for Mr. Lynch and 60% for each of Messrs. Ghose, Rapp and Gill. Mr. Gill’s target bonus opportunity was prorated as he joined us in March 2009.

The threshold amounts shown in the table above are based on achievement of each Named Executive Officer’s lowest weighted management objective. For a description of each named executive officer’s individual management objectives, see “Compensation Discussion and Analysis — Annual Performance Bonus Programs.” The maximum amount shown is based on an additional 1% of base salary payable for every 1% of incremental EPS growth above the 15% target, up to 30% adjusted EPS growth (or 200% of target). Mr. Gill was also eligible to receive bonus amounts based upon adjusted EBITDA growth for the ancillary services segment over 2008 EBITDA, with a payment of $41,250 for threshold growth of 2.5%, an additional payment of $41,250 for target growth of 10% and $3,300 for every 1% of incremental adjusted EBITDA growth above the 15% target for the ancillary services segment. See “Compensation Discussion and Analysis — Annual Performance Bonus Program” for a more complete description of the Performance Program.

(3)	Mr. Gill’s threshold target and maximum amounts have been prorated, as he joined us beginning in March 2009.

(4)	Reflects the 2009-2012 performance-vested restricted stock that was granted to Mr. Gill under our 2007 Plan. In connection with Mr. Gill’s resignation effective March 31, 2010, Mr. Gill forfeited all shares of his performance-vested restricted stock. Messrs. Hendrickson, Lynch and Rapp were granted performance-based restricted stock with the same performance criteria and vesting conditions in November 2008 for the fiscal 2009 to 2012 performance period under our 2007 Plan. The shares of restricted stock vest, if at all, based on our cumulative compounded annual EBITDA growth since December 31, 2008, with a threshold performance target of 2.51% annual growth and maximum performance measured at 7.5% cumulative compounded EBITDA growth. Our EBITDA growth is measured at the end of each of fiscal years 2009, 2010, 2011 and 2012. The actual number of shares that vest is based on the amount by which we achieve EBITDA growth since the commencement of the program within the range of 2.51% to 7.5%, with 25% of the shares granted eligible for vesting each year based on our performance. The “threshold” number shown is 0.2% of the number of shares granted under the program (based on EBITDA growth of 2.51%), and the “maximum” number shown is the actual number of shares granted under the program (based on EBITDA growth of 7.5%). There is no “target” number under the long-term performance program. If the threshold level of performance is not achieved, no shares would vest in that year. Shares that do not vest in any year are carried forward to the following year and subject to vesting based on that subject year’s performance. Any shares that are unvested at the end of the four-year performance period (i.e., December 31, 2012) will be forfeited. See “Compensation Discussion and Analysis — Equity Awards” for a more complete description of these awards.

(5)	Reflects shares of stock options granted under the 2007 Plan on February 13, 2009 to Messrs. Hendrickson, Lynch and Rapp and on May 7, 2009 to Mr. Gill in accordance with the terms of his employment agreement, which vest in equal installments on the first four anniversaries of the grant date.

(6)	Reflects the grant date fair value of stock options, as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Footnote 11, “Stock-Based Compensation” to our 2009 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the grant date fair value.

(7)	Reflects the grant date fair value of the 2009-2012 performance-vested restricted stock as calculated in accordance with FASB ASC Topic 718. On the grant date, we assumed that maximum performance would be achieved for the performance-vested restricted stock awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
	Stock Options					Restricted Stock				Performance-Vested Restricted Stock
Boyd W. Hendrickson	0	83,113	(1)	10.04	02/13/19	0		0		184	1,371
Devasis Ghose	31,250	93,750	(2)	12.74	02/15/18	45,000	(4)	335,250	(4)	0	0
Jose C. Lynch	0	55,408	(1)	10.04	02/13/19	0		0		123	916
Roland G. Rapp	0	27,704	(1)	10.04	02/13/19	0		0		61	454
Kelly J. Gill	0	90,000	(3)	10.29	05/07/19	0		0		202	1,505

(1)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 13, 2010, 2011, 2012, and 2013.
(2)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of February 15, 2009, 2010, 2011, and 2012.
(3)	The option vests and becomes exercisable in four equal installments, subject to continued employment, on each of May 7, 2010, 2011, 2012 and 2013. In connection with Mr. Gill’s resignation effective March 31, 2010, all of his equity awards were forfeited.
(4)	The shares vest in four equal installments, subject to continued employment, on February 15, 2009, 2010, 2011, and 2012. The market value was calculated by multiplying the number of shares of stock shown in the table by $7.45, the closing price of our common stock on December 31, 2009 (the last business day of the year).
(5)	The number of shares shown in this column reflects the number of shares of 2009-2012 performance-vested restricted stock that may vest if the threshold performance criteria are met in 2010, 2011 and 2012. The Company did not achieve the threshold performance criteria during 2009, the first year of the performance period. Each year, 25% of the shares awarded plus any shares that did not vest in prior years are eligible for vesting (as shares that do not vest in any year are carried forward to following years and subject to vesting based on that subject year’s performance). If threshold performance under the program is achieved, 0.2% of the shares of restricted stock eligible for vesting in that year would vest. There is no “target” number under this program. The number of shares that actually vest will be interpolated based on achieving growth between threshold and maximum performance. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $7.45, the closing price of our common stock on December 31, 2009 (the last business day of the year). See “Compensation Discussion and Analysis — Equity Awards” for a more complete description of these awards.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our Named Executive Officers for the year ended December 31, 2009. None of our Named Executive Officers exercised any stock options during the year ended December 31, 2009.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Boyd W. Hendrickson	0	$0
Devasis Ghose	15,000	$150,600
Jose C. Lynch	0	$0
Roland G. Rapp	0	$0
Kelly J. Gill	0	$0

(1)	Mr. Ghose’s shares vested on February 15, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $10.04, which was the closing market price on February 13, 2009 (the last business day prior to the vesting date).

Employment Agreements with the Named Executive Officers

We have entered into employment agreements with each of our Named Executive Officers. The following provides a description of the material terms of the employment agreements we have entered into with our Named Executive Officers other than certain severance benefits that are also provided under the employment agreements and described below under “— Potential Payments Upon Termination or Change in Control.”

Boyd W. Hendrickson. The employment agreement with Mr. Hendrickson appoints him as our Chairman of the Board and Chief Executive Officer from December 27, 2005 through December 27, 2008, subject to automatic extensions for successive one-year periods until written notice of non-extension is given by either us or Mr. Hendrickson no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Hendrickson is entitled to receive an annual base salary of $560,000, which is subject to upward adjustment by our board of directors. Mr. Hendrickson’s current base salary is $650,000. The employment agreement also provides that Mr. Hendrickson is entitled to participate in our equity plans. In addition to his base salary, Mr. Hendrickson is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Jose C. Lynch. The employment agreement with Mr. Lynch appoints him as our President and Chief Operating Officer from December 27, 2005 through December 27, 2007, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Lynch no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Lynch is entitled to receive an annual base salary of $460,000, subject to upward adjustment by the board of directors. Mr. Lynch’s current base salary is $520,000. The employment agreement also provides that Mr. Lynch is entitled to participate in our equity plans. In addition to his base salary, Mr. Lynch is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Devasis Ghose. The employment agreement with Mr. Ghose is effective from January 17, 2008 through January 17, 2010, subject to automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Ghose no later than 60 days prior to the expiration of the then applicable term. Mr. Ghose was appointed Executive Vice President on February 6, 2008 and subsequently became Treasurer and Chief Financial Officer on March 3, 2008. Under his agreement, Mr. Ghose is entitled to receive an annual base salary of $400,000, subject to upward adjustment. Mr. Ghose’s current base salary is $400,000. Mr. Ghose is eligible to participate in an annual performance-based bonus plan established by our board of directors. The employment agreement also provides that Mr. Ghose is entitled to participate in our equity plans. In addition to his base salary, Mr. Ghose is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Roland G. Rapp. The employment agreement with Mr. Rapp appoints him as our General Counsel, Secretary and Chief Administrative Officer from December 27, 2005 through December 27, 2007, with automatic extension for successive one-year periods until written notice of non-extension is given by either us or Mr. Rapp no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Rapp is entitled to receive an annual base salary of $335,000, subject to upward adjustment by the board of directors. Mr. Rapp’s current base salary is $366,000. The employment agreement also provides that Mr. Rapp is entitled to participate in our equity plans. In addition to his base salary, Mr. Rapp is eligible to participate in an annual performance-based bonus plan established by our board of directors.

Kelly J. Gill. The employment agreement with Mr. Gill appointed him as Executive Vice President and President of Ancillary Companies from March 23, 2009 through March 23, 2010 and would automatically extend for successive one-year periods until written notice of non-extension was given by either us or Mr. Gill no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Mr. Gill was entitled to receive an annual base salary of $330,000, subject to upward adjustment by the board of directors. Mr. Gill’s 2009 base salary was $330,000. Upon hire, Mr. Gill was granted 45,000 shares of performance-vested restricted stock and 90,000 options to purchase shares of our class A common stock. The stock options have an exercise price equal to the closing market price of our common stock on the grant date. In addition to his base salary, Mr. Gill, was eligible to participate in an annual performance-based bonus plan established by our board of directors. As discussed above, Mr. Gill submitted his resignation to us effective March 31, 2010.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our Named Executive Officers and certain other members of our senior management that provide certain severance payments and benefits. We do not offer separate payments upon a change of control of our company.

Payments upon Termination. Under the terms of their employment agreements, the Named Executive Officers receive severance benefits if we terminate their employment without cause or if we do not extend their employment agreement term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment. The following table sets forth the benefits provided in each case:

Element	Boyd W. Hendrickson	Devasis Ghose	Jose C. Lynch	Roland G. Rapp	Kelly J. Gill
Severance Provision upon Termination without Cause

Base salary	24 months	18 months	24 months	18 months	18 months

Benefits	12 months paid medical benefit premium costs under COBRA and costs under life and disability insurance following date of termination

Severance Provision upon Non-Extension of Employment Term

Base salary	12 months	18 months	12 months	12 months	12 months

In addition, bonuses are payable on a pro rata basis proportionate to the number of days worked during the calendar year through termination date as described above. For purposes of these severance agreements: “cause” is generally defined as one of the following: (i) the executive’s failure to perform substantially his duties, (ii) the executive’s failure to carry out in any material respect any lawful and reasonable directive of our board of directors, (iii) the executive’s conviction of a felony, or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any other crime, (iv) the executive’s violation of a material regulatory requirement relating to us that is injurious to us in any material respect, (v) the executive’s unlawful use or possession of illegal drugs on our property or while performing such executive’s duties, (vi) the executive’s breach of his employment agreement, or (vii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to us.

The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above. Under the 2007 Plan, in the event of a “change in control” as defined in the 2007 Plan, each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a change in control.

Under the terms of our structured long-term performance program, the vesting of both the performance-vested restricted stock and stock options accelerate immediately upon a change in control. In addition, in the event of disability, the awards will continue to vest for an additional year. The Compensation Committee has discretion to accelerate any awards upon termination without cause or resignation.

In addition, we pay our Named Executive Officers’ life insurance premiums. In the event of death, each of Messrs. Hendrickson, Ghose, Lynch, Rapp and Gill would be paid $1,000,000, $615,000, $795,000, $564,000 and $510,000, respectively, under their life insurance policies.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the following occurred on December 31, 2009, the last business day of fiscal year 2009: (i) we terminate the executive’s employment without cause; (ii) we do not extend the executive’s employment agreement and (iii) a sale of the company occurs or in the event of death.

Also excluded from the table below are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers will receive the amounts reflected below.

Name	Trigger	Salary(1)	Continuation of Welfare Benefits(2)	Acceleration of Equity Awards(3)	Acceleration of Equity Options(4)	Total Value(5)
Boyd W. Hendrickson	Termination of Employment	$1,300,000	$16,051	$0	$0	$1,316,051
	Non-extension of Term	$650,000	$0	$0	$0	$650,000
	Sale of the Company or Death	$0	$0	$305,323	$0	$305,323

Devasis Ghose	Termination of Employment	$600,000	$16,051	$0	$0	$616,051
	Non-extension of Term	$600,000	$0	$0	$0	$600,000
	Sale of the Company or Death	$0	$0	$335,250	$0	$335,250

Jose C. Lynch	Termination of Employment	$1,040,000	$16,051	$0	$0	$1,056,051
	Non-extension of Term	$520,000	$0	$0	$0	$520,000
	Sale of the Company or Death	$0	$0	$203,549	$0	$203,549

Roland G. Rapp	Termination of Employment	$549,000	$16,051	$0	$0	$565,051
	Non-extension of Term	$366,000	$0	$0	$0	$366,000
	Sale of the Company or Death	$0	$0	$101,774	$0	$101,774

Kelly J. Gill(6)	Termination of Employment	$495,000	$16,410	$0	$0	$511,410
	Non-extension of Term	$330,000	$0	$0	$0	$330,000
	Sale of the Company or Death	$0	$0	$335,250	$0	$335,250

(1)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the executive’s annual base salary. Amounts do not include a pro-rated bonus for fiscal year 2009 as the trigger event occurs on the last day of 2009 and thus the payout would be the same as if the trigger event had not occurred.
(2)	Represents the estimated payments for continued medical, dental and vision insurance coverage, each for a period of one year, after termination of employment without cause, based on our current estimated costs to provide such coverage.
(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31,2009 ($7.45) assuming the successor corporation does not provide for the assumption or substitution of the awards.
(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the closing price of our common stock on December 31, 2009 ($7.45) assuming the successor corporation does not provide for the assumption or substitution of the awards. The amounts shown are zero as all of the Named Executive Officers’ outstanding options are out of the money as of December 31, 2009.
(5)	Excludes the value to the executive of a continued right to indemnification by us and the executive’s right to continued coverage under our directors’ and officers’ liability insurance.
(6)	As discussed above under “Compensation Discussion and Analysis — Our Executive Officers,” Mr. Gill submitted his resignation to us effective March 31, 2010. Pursuant to the terms of Mr. Gill’s employment agreement, he is not entitled to any severance payment or benefits upon his termination on March 31, 2010.

Director Compensation

Our directors who are also employees are not separately compensated for their services as directors; Messrs. Hendrickson and Lynch did not receive separate compensation for services as directors during fiscal year 2009. In addition, we do not pay Mr. Le Blanc any compensation for his service on our board and board committees because his service to us as a board member is provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP. Mr. Scott is a part-time employee with us, and did not receive compensation for his services as a director other than restricted shares with a value of approximately $80,000 awarded on August 6, 2009.

Effective August 1, 2009, our board approved the following compensation for our non-employee directors: an annual cash retainer of $40,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless such meeting extends more than two hours in which case the compensation will be $1,500. In addition, Chairpersons of our various board committees receive additional annual cash retainers as follows: $15,000 to the Audit Committee Chair, $15,000 to the Compensation Committee Chair, and $15,000 to the Corporate Governance Quality and Compliance Committee Chair. From January 1, 2009 until August 1, 2009, our non-employee directors received an annual cash retainer of $30,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless such meeting extends more than two hours in which case the compensation will be $1,500, with the Chairmen of our various board committees receiving additional annual cash retainers as follows: $15,000 to the Audit Committee Chair, $15,000 to the Compensation Committee Chair, and $10,000 to the Corporate Governance Quality and Compliance Committee Chair.

In addition to cash compensation, each non-employee director has received restricted shares annually with a value of up to $80,000 each year after the second quarter earnings release, subject to service as a member of our board of directors at that time. The number of shares will be determined by dividing the value of the grant by the per share stock price at close of the market on the grant date with any fractional shares rounded down. The restricted shares awarded vest fully on the first anniversary of the grant date.

Director Compensation Table

The following table summarizes the compensation received by our directors, excluding Messrs. Hendrickson and Lynch, for their services during fiscal year 2009.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Other Compensation		Total
Michael E. Boxer	$69,167	$79,999	$0		$149,166
Robert M. Le Blanc	$0	$0	$0		$0
John M. Miller, V(2)	$22,250	$0	$0		$22,250
M. Bernard Puckett	$57,667	$79,999	$0		$137,666
Linda Rosenstock, MD(3)	$6,500	$57,200	$0		$63,700
Glenn S. Schafer	$76,667	$79,999	$0		$156,666
William C. Scott	$0	$79,999	$176,221	(4)	$256,220
Michael D. Stephens	$67,750	$79,999	$0		$147,749

(1)	The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2009, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 12,251 shares of restricted stock granted on August 6, 2009 (based on the closing price of our common stock of $6.53 on such date). The restricted stock vests in full on August 6, 2010.
(2)	Mr. Miller served on our board of directors until our 2009 annual meeting of stockholders on May 7, 2009. Mr. Miller did not stand for re-election as a director to our board of directors at the 2009 annual meeting.
(3)	Dr. Rosenstock was appointed to our board of directors on November 18, 2009, and received a grant of 8,125 shares of restricted stock on November 18, 2009 with a grant date fair value shown in the table above based on the closing price of our common stock of $7.04 on the grant date, which will fully vest on the first anniversary of the grant. Dr. Rosenstock also received an annual prorated retainer of $5,000 and was eligible in 2009 to receive fees for board meeting attendance of $1,500 for each meeting attended in person and $500 for each meeting attended by teleconference (or $1,500 if the teleconference meeting lasts more than two hours).
(4)	Represents $155,769 paid to Mr. Scott in connection with his employment with us on a part-time basis assessing potential acquisition opportunities and for other miscellaneous matters, $7,807 for a car allowance, and $12,645 for medical, dental, vision, disability and life insurance coverage.

The members of our board of directors also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation for service on our board of directors.

The following table sets forth the number of unvested restricted stock awards and restricted stock units held by each of our non-employee directors as of December 31, 2009. None of our non-employee directors held any stock options as of December 31, 2009.

Name	Stock Awards and Units Outstanding at 12/31/2009
Michael E. Boxer	12,251
Robert M. Le Blanc	0
John M. Miller, V	0
M. Bernard Puckett	12,251
Linda Rosenstock, MD	8,125
Glenn S. Schafer	12,251
William C. Scott	12,251
Michael D. Stephens	12,251

Compensation Risk Assessment

In 2010, management reviewed our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on us. This review and our findings were discussed with the Compensation Committee. We believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of our board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett, Glenn S. Schafer (Chairman) and Michael D. Stephens are currently members of the Compensation Committee.

Robert M. Le Blanc currently serves as the Managing Director of Onex Investment Corp., an affiliate of Onex Corporation. We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which holds approximately 59% of the voting power of our outstanding common stock as of March 22, 2010. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition, stockholders holding approximately 89% of the voting power of our outstanding common stock as of March 22, 2010, including Onex Corporation, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Robert M. Le Blanc has been designated to serve on our board of directors by Onex.

Michael D. Stephens currently serves as Chairman of the Board of Cal-Optima, an integrated healthcare system that administers health insurance programs for Orange County children, low-income families, and persons with disabilities. Mr. Stephens abstains from voting on matters brought before either board that relate to the other entity or in the case of Cal-Optima’s board, that relate to skilled nursing facility payments in any way.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skilled Healthcare Group, Inc.’s audited financial statements for the fiscal year ending December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skilled Healthcare Group, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Skilled Healthcare Group, Inc. that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by	Michael E. Boxer (Chairman)
M. Bernard Puckett
Glenn S. Schafer
Members of the Audit Committee

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification to be desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2009 and 2008 as follows:

Type of Fees	Fiscal 2009	Fiscal 2008
Audit Fees	$1,329,000	$1,688,337
Audit-Related Fees	9,500	0
Tax Fees	617,627	364,900
All Other Fees	0	0

Total	$1,956,127	$2,053,237

Audit Fees

The category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, the assistance with the review of our SEC registration statements and in connection with the restatement of our consolidated financial statements.

Audit-Related Fees

This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation.

Tax Fees

In 2009, this category includes $244,600 in fees associated with tax return preparation and $373,027 in fees associated with tax planning and advice. In 2008, this category included $240,000 fees associated with tax return preparation and $124,900 in fees associated with tax planning and advice.

All Other Fees

We did not engage Ernst & Young LLP to provide any other services during the fiscal years ended December 31, 2009 or 2008.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. In fiscal years 2009 and 2008 all audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions

Effective as of April 2007, our board of directors adopted a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933. Pursuant to the policy, existing related party transactions are reviewed on at least a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.

Newly proposed related party transactions are fully and carefully reviewed by the Audit Committee for evaluation and approval. The Audit Committee has the authority to hire and consult with outside financial, legal and other advisors as it deems appropriate in its evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.

In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.

Although the transactions described below were entered into prior to our adoption of our related party transactions policy, each was approved by our Audit Committee when it was entered into.

Related Person Transactions

Agreement with Onex Partners Manager LP

We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which holds approximately 59% of the voting power of our outstanding common stock as of March 22, 2010. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement.

Stockholders’ Agreement

Stockholders holding approximately 89% of the voting power of our outstanding common stock as of March 22, 2010, including Onex Corporation, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Robert M. Le Blanc has been designated to serve on our board of directors by Onex.

Agreement with Executive Search Solutions

We are party to an employee placement agreement, or Placement Agreement, with Executive Search Solutions, LLC, or ESS, a provider of recruiting services to the healthcare services industry, pursuant to which we pay ESS $13,905 a month to provide us with qualified candidates based on our specified criteria for positions including director of nursing, business office manager and nursing home administrator and overhead positions at a director level or above. The initial term of the Placement Agreement commenced May 1, 2005 and extended through January 31, 2008, pursuant to the terms of the Placement Agreement, as amended. On February 1, 2008, we entered into a subsequent employee placement agreement with ESS for an initial term through January 31, 2009, which was extended by its terms through July 31, 2009. Our Chief Executive Officer, Boyd W. Hendrickson, and our President, Jose C. Lynch, each serve as managing members and hold a beneficial ownership interest of 30.0% of ESS. In 2009, we paid ESS $158,574.

Indemnification Agreements

We have entered into indemnification agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as executive officers or directors.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 proxy statement, your proposal must be received by us no later than December 3, 2010, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws. Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the stockholders at the 2011 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 4, 2011 and later than February 3, 2011, unless our annual meeting for 2011 is scheduled prior to 30 days before the first anniversary of our 2010 annual meeting or after 90 days after the first anniversary of our 2010 annual meeting. This notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement of the annual meeting date is made.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to our board of directors will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) any material interest of the stockholder in such business, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 27442 Portola Parkway, Suite 200, Foothill Ranch, California, 92610 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 Attn: Investor Relations, or contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

SKILLED HEALTHCARE GROUP, INC.

Roland G. Rapp

Executive Vice President, General Counsel, Chief

Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 4, 2010

2:00 p.m.

Courtyard by Marriott

Located at

27492 Portola Parkway

Foothill Ranch, California 92610

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees in Proposal 1 and “FOR” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Jose C. Lynch and Roland G. Rapp, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

101206

SKILLED HEALTHCARE GROUP, INC.	Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR the nominees in Proposal 1 and FOR Proposal 2.

1.	To elect three Class III directors to serve for three-year terms until the annual meeting of stockholders in 2013:	01 Boyd W. Hendrickson 02 Robert M. Le Blanc 03 Michael E. Boxer	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010		☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.